                                                                    Exhibit 99.1


                                                        PRESS RELEASE
                                                        For Information Contact:
                                                        Murray Pitkowsky
                                                        Senior VP and CFO
                                                        Datascope Corp.
                                                        14 Philips Parkway
                                                        Montvale, NJ  07645
                                                        (201) 307-5504

         FOR IMMEDIATE RELEASE:

                  Datascope Reports Third Quarter 2004 Results

         Montvale, New Jersey, April 28, 2004 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for its fiscal third quarter, ended March 31, 2004, of $7.12 million, 12% higher than the comparable quarter last year. Earnings per diluted share amounted to 47 cents versus 43 cents last year. Sales for the quarter increased 6% to $89.9 million from $84.7 million last year, with foreign exchange contributing $2.5 million of the increase.

         In the nine months ended March 31, 2004, net earnings were $16.9 million or $1.12 per share, compared with net earnings of $17.0 million or $1.15 per share last year. Last year's earnings for this period included a gain of $3.0 million pre tax, or 13 cents per share, from a patent litigation settlement. Sales in the nine month period rose 6% to $253.8 million from $239.2 million a year ago, with foreign exchange contributing $5.7 million of the increase.

         The increase in third quarter earnings was due to higher sales and improved gross profit margins in the company's largest business segment, Cardiac Assist / Patient Monitoring. R&D expenses increased 12% to $8.4 million in the third quarter this year compared to $7.5 million last year, reflecting the company's continued focus on new product development.

         In the third quarter, sales of patient monitoring products rose 8% to $38.0 million, the thirteenth consecutive quarter of increased sales compared to the prior year's quarter. The increase was attributable to higher sales of bedside monitors, including the recently introduced Spectrum(TM) and Trio(TM) monitors, and favorable foreign exchange translation of $1.0 million.

         In February, the company received FDA clearance to market the Trio monitor in the United States. The Trio is a portable patient monitor that targets price-sensitive markets estimated at $80 million in annual worldwide sales. These markets include surgery center, general hospital and outpatient applications. The Trio features broad monitoring capabilities including ECG, respiration, blood pressure, oxygen saturation and temperature. It also provides one of the largest, highest resolution displays in a compact, highly portable package with optional battery power for patient transport. The Trio was introduced in international markets in the third quarter of last fiscal year.

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         Cardiac Assist product sales in the third quarter of fiscal 2004 increased 7% to $33.8 million, compared to $31.6 million last year, reflecting continued higher sales of intra-aortic balloon (IAB) catheters and pumps and favorable foreign exchange translation of $0.9 million. Sales of the premium-priced Fidelity(TM) 8Fr. IAB catheter continued to increase, accounting for 85% of total IAB catheter sales in the third quarter. The new CS100(TM) intra-aortic balloon pump, Datascope's first fully automatic pump, was launched globally in September 2003 and has rapidly replaced the company's 98XT model. The CS100 has one-button startup that provides faster initiation of therapy, a feature that is particularly valuable in cardiac emergencies. Also, the CS100 gives patients more consistent therapy with greater continuity, enabling healthcare staff to focus more attention on the patient. Increased purchases of pumps by the company's Japanese distributor and higher shipments to international markets also contributed to increased pump sales.

         Sales of the Interventional Products (IP) division were $9.4 million in the third quarter, compared to $9.8 million last year, a decline of 4% despite a 12% drop in sales of vascular closure devices. IP sales benefited from sales of Safeguard(TM), an innovative dressing designed to maintain hemostasis after arterial catheterization procedures, that was launched in the second quarter.

         As previously disclosed, the company entered the dialysis access market in the U.S. with the launch of the ProLumen(TM) thrombectomy device. Thrombectomy is the process of removing blood clots from blocked dialysis access sites. An estimated 290,000 people require dialysis access, with this number increasing at a rate of 6% annually. In the U.S., thrombectomy procedures are performed primarily by interventional radiologists, a current and well-established sales call point for the IP division. ProLumen is designed to quickly and effectively clear clotted grafts in an estimated $37 million annual market for such devices in the United States. Shipments began at the end of the third quarter and the company is pleased with the market response to date.

         Sales of InterVascular Inc.'s products were $8.2 million compared to $7.9 million last year, with foreign exchange contributing $0.6 million to this year's results. Excluding foreign exchange, sales declined 4% due to lower selling prices in certain European markets and lower shipments to the company's distributor in Japan. In March, the company resubmitted its 510(k) notification to the FDA for regulatory clearance to market InterGard Silver grafts in the United States.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 576 thousand shares at a cost of $22.5 million. The remaining balance under the existing share repurchase program is $17.5 million.

         Datascope's news releases and other company information, including specifics about its April 29, 2004 conference call and webcast (at 12:00 noon, EDT, call in number: (800) 811-8845), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that market conditions may change, particularly as the result of competitive activity in the markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and VasoSeal products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

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                        Datascope Corp. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)


                                                      Nine Months Ended                           Three Months Ended
                                                          March 31,                                   March 31,
                                           ----------------------------------------     ---------------------------------------
                                                   2004                  2003                   2004                 2003
                                           ------------------    ------------------     ------------------    -----------------

Net Sales                                   $        253,800     $         239,200      $          89,900     $         84,700
                                           ------------------    ------------------     ------------------    -----------------
Costs and Expenses:
  Cost of sales                                      105,044               100,542                 36,992               35,968
  Research and development
    expenses                                          23,683                21,787                  8,413                7,495
  Selling, general and
    administrative expenses                          101,313                95,568                 34,332               32,250
                                           ------------------    ------------------     ------------------    -----------------
    Subtotal                                         230,040               217,897                 79,737               75,713
  Gain on legal settlement                                --                (3,028)                    --                   --
                                           ------------------    ------------------     ------------------    -----------------
                                                     230,040               214,869                 79,737               75,713
                                           ------------------    ------------------     ------------------    -----------------
Operating Earnings                                    23,760                24,331                 10,163                8,987
Other (Income), net                                   (1,150)                 (975)                  (308)                (383)
                                           ------------------    ------------------     ------------------    -----------------
Earnings Before Taxes on Income                       24,910                25,306                 10,471                9,370
Taxes on Income                                        7,971                 8,260                  3,351                2,999
                                           ------------------    ------------------     ------------------    -----------------
Net Earnings                               $          16,939     $          17,046      $           7,120     $          6,371
                                           ==================    ==================     ==================    =================

Earnings Per Share, Basic                              $1.15                 $1.15                  $0.48                $0.43
                                           ==================    ==================     ==================    =================

Weighted average common
   shares outstanding, Basic                          14,780                14,775                 14,789               14,769
                                           ==================    ==================     ==================    =================

Earnings Per Share, Diluted                            $1.12                 $1.15                  $0.47                $0.43
                                           ==================    ==================     ==================    =================

Weighted average common
   shares outstanding, Diluted                        15,108                14,840                 15,157               14,818
                                           ==================    ==================     ==================    =================

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                        Datascope Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                                         March 31,                 June 30,
                                                                                            2004                      2003
                                                                                    ---------------------     ---------------------
       Assets
       Current Assets:
         Cash and cash equivalents                                                  $             11,340      $             10,572
         Short-term investments                                                                   37,489                    27,878
         Accounts receivable less allowance for
           doubtful accounts of $2,253 and $2,020                                                 68,590                    73,924
         Inventories                                                                              51,858                    49,409
         Prepaid expenses and other current assets                                                11,780                     9,727
         Current deferred taxes                                                                    6,006                     6,006
                                                                                    ---------------------     ---------------------
             Total Current Assets                                                                187,063                   177,516

       Property, Plant and Equipment, net of accumulated
          depreciation of $74,190 and $68,431                                                     87,910                    89,607
       Long-term Investments                                                                      43,551                    36,827
       Other Assets                                                                               41,512                    34,882
                                                                                    ---------------------     ---------------------
                                                                                    $            360,036      $            338,832
                                                                                    =====================     =====================

       Liabilities and Stockholders' Equity
       Current Liabilities:
         Accounts payable                                                           $             16,929      $             13,137
         Accrued expenses                                                                         17,698                    14,064
         Accrued compensation                                                                     14,575                    14,579
         Deferred revenue                                                                          3,757                     4,362
                                                                                       ------------------         -----------------
             Total Current Liabilities                                                            52,959                    46,142

       Other Liabilities                                                                          21,649                    21,015
       Stockholders' Equity
         Preferred stock, par value $1.00 per share:
           Authorized 5 million shares; Issued, none                                                  --                        --
         Common stock, par value $.01 per share:
           Authorized, 45 million shares;
           Issued, 17,916 and 17,750 shares                                                          179                       178
         Additional paid-in capital                                                               77,905                    73,319
         Treasury stock at cost, 3,126 and 2,981 shares                                          (92,500)                  (87,423)
         Retained earnings                                                                       305,414                   292,912
         Accumulated other comprehensive loss:
           Cumulative translation adjustments                                                     (2,694)                   (4,435)
           Minimum pension liability adjustments                                                  (2,876)                   (2,876)
                                                                                    ---------------------     ---------------------
             Total Stockholders' Equity                                                          285,428                   271,675
                                                                                    ---------------------     ---------------------
                                                                                    $            360,036      $            338,832
                                                                                    =====================     =====================